EXPLORATION PERMIT WITH OPTION TO PURCHASE

     THIS EXPLORATION PERMIT WITH OPTION TO PURCHASE is made and entered into as of the effective date, by and between AURELIO RESOURCE CORPORATION, a Nevada corporation, whose address is 12345 West Alemeda Parkway, Suite 202, Lakewood, Colorado 80228 (“Optionor” or “Aurelio”) and JKR GOLD REOURCES, INC., a corporation incorporated under the laws of British Columbia, whose address is Suite 610-815 West Hastings Street, Vancouver, B.C. Canada V6C 1B4, and NEWCO, a Nevada corporation to be formed, whose address is 6121 Lakeside Drive, Suite 260, Reno, Nevada, 89511 (hereinafter jointly referred to as “Optionee”).

RECITALS

     A. Optionor is the Lessee under four Mining Leases covering 395 unpatented mining claims, situated in Elko County, Nevada, more particularly described as:

A.1 That Mining Lease and Agreement dated August 25, 2008, by and between KM Exploration, Ltd., (“KM”) as Lessor and SY Resources Acquisition, Inc. (“SY”) as Lessee, (the “Mathewson Lease”). The Lessor’s interest was subsequently assigned by KM to David Mathewson (“Mathewson”) by Assignment Agreement dated February 4, 2009. The Lessee’s interest was subsequently assigned by SY to C3 Resources, Inc. (“C3”) by Assignment of Mining Leases dated September 19, 2008, and from C3 to Aurelio by Assignment of Mining Leases dated June 15, 2009. The Mathewson Lease covers 172 CVN unpatented lode mining claims (collectively the “CVN Claims”) situated in Sections 4 and 5, Township 30 North, Range 51 East, and Sections 28, 29, 31, 32 and 33, Township 31 North, Range 51 East, in the County of Eureka, State of Nevada as more particularly set out in Schedule “A” hereto;

A.2 That Mining Lease dated November 30, 2006 between WFW Resources, LLC (“WFW”), as Lessor, and C3, as Lessee (the “WFW Lease”). The Lessee’s interest in the Lease was assigned by Assignment of Mining Leases to Aurelio on June 15, 2009. The WFW Lease covers to 44 WFW unpatented lode mining claims (collectively the “WFW Claims”) situated in Sections 8, 19, 20, 29 and 30, Township 31 North, Range 51 East, MDM, in the County of Eureka, State of Nevada as more particularly set out in Schedule “B” hereto;

A.3 That Mining Lease dated August 25, 2008, by and between KM as Lessor and SY as Lessee (the “KM/IC Lease”). The Lessee’s interest was transferred by Assignment of Mining Leases to Aurelio on June 15, 2009. The KM/IC Lease covers 88 IC unpatented lode mining claims (collectively the “IC Claims”) situated in Sections 5 and 6, Township 27 North, Range 54 East, and Sections 28-32, Township 28 North, Range 54 East, MDM, in the County of Elko, State of Nevada as more particularly set out in Schedule “C” hereto; and

A.4 That Mining Lease dated August 25, 2008, between KM as Lessor, and SY as Lessee (the “KM/RC Lease”). The Lessor’s interest in this Lease was assigned by KM to David C. Mathewson by Quitclaim Deed and Assignment on January 5, 2009. The Lessee’s interest in the KM/RC Lease was subsequently assigned by SY to C3 by Assignment of Mining Leases dated September 10, 2008, and then transferred by Assignment of Mining Leases by C3 to Aurelio on June 15, 2009). The KM/RC Lease covers 91 RC unpatented lode mining claims (collectively the “RC Claims”) situated in Sections 24 and 25, Township 29 North, Range 54 East, MDM, in the County of Elko, State of Nevada as more particularly set out in Schedule “D” hereto.

     The above leases are collectively referred to as “Leases” hereunder. The underlying claims covered by the Leases are referred to as the “Claims”. The Leases and Claims are hereinafter collectively referred to as the “Property.”

     B. Optionee desires to obtain a right to explore the Property and an Option to Purchase the Property, and Optionor wishes to grant such an exploration right and purchase option, on the terms and conditions set forth herein.

THEREFORE, the parties agree as follows:

SECTION ONE Exploration Permit

     1.1 TERM. Optionor hereby grants to Optionee the exclusive right to explore the Property, together with the exclusive right to purchase all of the Optionor’s right, title and interest to the Property for a three year period from the effective date of August 31, 2009, ending on midnight on August 31, 2012.

     1.2 WORK COMMITMENT. Optionee shall expend US$1,500,000 Exploration Expenditures as defined in Paragraph 1.2.1 below on or before August 31, 2012 (the “Deadline”). If Optionee has not expended this amount by the Deadline, a payment for the amount not expended may be made to the Optionor in lieu thereof.

     1.2.1 EXPLORATION EXPENDITURES.“Exploration Expenditures” as used herein shall mean a program designed and directed toward discovery and delineation of deep-seated gold deposits and other precious minerals on the Property. Permissible expenditures shall include:

     1.2.1.1. Actual field salaries and wages (or the allocable portion thereof), including benefit costs and payroll taxes, of employees or contractors of Optionee actually performing on site exploration and related activities.

     1.2.1.2. Costs and expenses for the use of machinery, facilities, equipment and supplies required for exploration, reclamation, and related activities.

     1.2.1.3. Travel expenses and transportation of employees and contractors, materials, equipment and supplies necessary or convenient for the conduct of on site exploration.

1.2.1.4.	All payments to contractors for exploration, reclamation,
and related activities.

1.2.1.5.	Costs of assays and other costs incurred to determine the
quality and quantity of minerals.

     1.2.1.6. Costs incurred to obtain permits, rights-of-way and other similar rights as may be incurred in connection with exploration.

     1.2.1.7. Costs incurred in preparation and acquisition of environmental permits necessary to commence, carry out or complete on site exploration.

     1.2.1.8. Costs and expenses of performing feasibility and other studies to evaluate the economic feasibility of mining.

	1.2.1.9.	All costs of insurance incurred	by Optionee pursuant to
Section 1.9.

	1.2.1.10.	All personal and real property taxes assessed against the

Property by the Elko County Assessor or other government entity and paid by Optionee pursuant to Section 1.15.

     1.2.1.11. All federal claim maintenance fees and county recording fees paid by Optionee pursuant to Section 1.16.

     1.2.1.12 Optionee shall be entitled to charge a management fee on all exploration expenditures, which fee shall be included in the calculation of Exploration Expenditures.

     1.2.1.13 Copies of all data generated for the Property, including, but not limited to, drill hole logs, exploration information, including interpretive information, maps, metallurgical studies, geophysical studies, all assay data, drill hole check assays, survey records, down hole surveys and other information of any sort (the “Data”) shall be provided to Optionor on an annual basis. To the extent practical all Data shall be provided in electronic format as well as hard copy. All colored maps shall be furnished in color. Optionee makes no representation or warranty, express or implied, of any kind or nature whatsoever with respect to the accuracy or reliability of the Data.

     1.2.1.14 In the event that Optionee does not exercise the Purchase Option, upon termination of this Agreement all core and drill sample pulps not consumed in assaying or metallurgical tests shall be delivered to Optionor at an address in Elko, Nevada specified by Optionor. Duplicates of all sample cuttings shall be saved in a building or in tightly closed barrels on the Property, or at such other location as may be mutually acceptable to the parties.

     1.5 Right to Explore Only. Upon execution of this Agreement, Optionee shall have the exclusive right to explore the Property, including, without limitation, the right to conduct geological and geophysical investigations and surveys, drilling, trenching, and related activities to evaluate the mineral potential of the Property. Optionee shall not have the right to develop or mine the Property in any form prior to exercising the Purchase Option and compliance with such other covenants as may be contained in the Leases. Optionee may take samples up to five hundred (500) pounds each for metallurgical testing.

     1.6 Data. Upon execution of this Agreement Optionor shall make available, for copying by Optionee, all maps, deeds, and other documents pertaining to the title, boundaries, prior work, production history, and similar material associated with the Property which Optionee requests and which are in Optionor’ possession

     1.7 Area of Interest. Parties agree that as between themselves there is no area of interest provision affecting this Agreement.

     1.8 Conduct of Work. Optionee shall perform its exploration activities under this Agreement and any mining activities on the Property after exercise of the Purchase Option in accordance with all applicable laws and regulations relating to the performance of exploration and mining operations on the Property, including those relating to environmental reclamation and clean-up, and in compliance with applicable workers’ compensation laws of the State of Nevada.

     1.9 Liability and Insurance. During the term of this Agreement and after exercise of the Purchase Option, Optionee shall indemnify and hold Optionor harmless from any claims, demands, liabilities or liens arising out of Optionee’s activities on the Property, unless arising from the sole negligence of Optionor. During the term of this Agreement, Optionee shall obtain and carry a policy of public liability insurance as covenanted in the Leases, but in no case less than ONE MILLION DOLLARS ($1,000,000) for personal injury and ONE HUNDRED THOUSAND DOLLARS ($100,000) for property damage, protecting Optionor against any claims for injury to persons or damage to property resulting from Optionee’s activities under this Agreement. The insurance policy shall name Optionor as an additional insured and evidence of such shall be delivered to Optionor within thirty (30) days of the Effective Date of this Agreement.

     1.10 Liens. Optionee shall keep the Property free and clear from any and all mechanics’ or laborers’ liens arising from labor performed on, or material furnished to the Property at Optionee’s request. However, a lien on the Property shall not constitute a default if

Optionee, in good faith, disputes the validity of the claim, in which case the existence of the lien shall constitute a default thirty (30) days after the validity of the lien has been adjudicated adversely to Optionee.

     1.11 Installation of Equipment. Optionee may install, maintain, replace, and remove any and all mining machinery, equipment, tools and facilities (“Equipment”) which it places on the Property to use in connection with its exploration activities under the Agreement. In the event Optionee does not exercise the Purchase Option, upon termination of this Agreement for any reason Optionee shall have a period of thirty (30) days following such termination during which it shall remove all of the Equipment at its sole cost and expense.

     1.12 Acquisition of Permits. In addition to any covenants contained in the Leases, Optionee covenants to Optionor that it shall acquire all federal, state and local permits required for its operations under this Agreement, including without limitation those pertaining to reclamation and the posting of a reclamation bond, as may be required by law.

     1.12.1 Optionee shall simultaneously deliver to Optionor copies of all permit applications filed with regulatory agencies pertaining to the Property or its operations hereunder. Optionee shall, promptly upon their receipt, deliver to Optionor copies of all permits, amendments, and modifications issued for the Property or its operations hereunder.

     1.12.2 In the event Optionee does not exercise the Purchase Option, Optionee shall be responsible solely for that reclamation and clean-up liability on the Property associated with Optionee’s activities under this Agreement. Optionee shall reclaim any disturbance, including drilling, created by its activities under this Agreement in accordance with applicable rules and regulations of the appropriate state and federal agencies.

     1.13 Inspection of Property. Optionor, or its authorized agents or representatives, shall be permitted to enter the Property at all reasonable times for the purpose of inspection, surveying and sampling, but shall enter the Property at their own risk and so as not to unreasonably hinder the operations of Optionee. Optionor shall give reasonable notice before any visit and shall indemnify and hold Optionee harmless from any damage, claim or demand by reason of injury to Optionor or its agents or representatives, including death or damage to or destruction of any property of Optionor or said agents or representative while on the Property or the approaches thereto.

     1.14 Taxes. Optionee shall pay all taxes levied or assessed against the Property and any improvements placed on the Property by Optionee. Optionor shall provide promptly to Optionee copies of all documents relating to such taxes. Optionee may take such action, at its expense, as it deems proper to obtain a reduction or refund of taxes paid or payable by it, and Optionor shall cooperate in such action, including but not limited to allowing such action to be taken and prosecuted in Optionor' name. In the event Optionee does not exercise the Purchase Option, upon termination of this Agreement, taxes shall be apportioned between Optionor and Optionee on a calendar year basis for the remaining portion of the calendar year. Optionor shall not be liable for taxes on any Equipment placed on the Property under this Agreement.

     1.15 Maintenance of Claims. Optionee shall be responsible for the payment of all required federal claim maintenance fees, or performance and filing of assessment work (if such should ever be reinstated), and payment of the necessary fees and recordation of the required documents with the appropriate county offices for all unpatented mining claims included in the Property according to the terms of the Lease.

     1.16 Relocation, Amendment and Patent. During the term of this Agreement Optionee may, at Optionee’s sole expense and subject to the prior written consent of the Lessors under the Leases and the Optionor, relocate, amend, or apply for patent on any of the unpatented claims included in the Property. Any such relocated, amended or patented claims shall be deemed to be part of the Property, subject to all terms of this Agreement and such Lease may be affected.

     1.17 Mining Law Revision. In the event the General Mining Law is repealed or substantially changed, Optionee shall have whatever rights may be afforded to Optionor under the new laws, including, but not limited to, whatever preferred right Optionor might have to a lease or other form of tenure in the lands covered by the Property, all of which rights shall be subject to the terms of this Agreement and the underlying Leases.

     1.18 Termination. Subject to the other terms of this Agreement, Optionee shall have the right to terminate this Agreement at its sole discretion at any time after by providing written notice to Optionor. Upon termination Optionor shall retain all payments previously made and this Agreement shall cease and terminate. Within thirty (30) days after termination, Optionee shall provide to Optionor all Data developed by Optionee about the Property. To the extent practical all Data shall be provided in electronic format as well as hard copy. Optionee makes no representation or warranty, express or implied of any kind or nature whatsoever with respect to the accuracy or reliability of the Data. Termination by Optionee shall be effective as of the date Optionee transmits to Optionor a written notice of termination and a quitclaim deed conveying to Optionor all of Optionee’s right, title and interest in the Property.

     1.19 Default. Prior to exercise of the Purchase Option or termination by Optionee, if Optionee fails to perform its obligations under this Agreement, and in particular fails to make any payment due Optionor hereunder, Optionor may declare Optionee in default by giving Optionee written notice specifying the obligation(s) which Optionee has failed to perform. If Optionee fails to remedy a default in payment within fifteen (15) days of receiving notice of such default, or has not begun to cure any other default within thirty (30) days and thereafter diligently prosecute such action to completion, Optionor may terminate this Agreement and Optionee shall peaceably surrender possession of the Property to Optionor. However, if Optionee disputes in writing that any default has occurred, the matter shall be determined by litigation in a court of competent jurisdiction. If Optionee is found to be in default hereunder, Optionee shall have a reasonable time to cure such default, and if so cured, Optionor shall have no right to terminate this Agreement by reason of such default. Optionee shall promptly respond in writing to any notice of default served on Optionee, either by curing the default or providing a written explanation as to why, in Optionee’s opinion, a condition of default does not exist.

     1.20 Obligations Following Termination. In the event of any termination of this Agreement, Optionee shall surrender possession of the Property to Optionor. In the event of any termination of this Agreement, Optionee shall have no further liability or obligations under this Agreement, except for any obligations: (1) to pay its apportioned share of taxes as provided in Section 1.15 hereof, (2) to pay any production royalty or other payments owed to Optionor upon the effective date of termination, (3) to remove Equipment as provided in Section 1.12 hereof, (4) to fulfill its reclamation obligations pursuant to Section 1.4 hereof, and (5) to satisfy any other accrued obligations or liabilities imposed by this Agreement or by operation of law.

SECTION TWO

Option to Purchase the Property

     2.1 Grant of Option. In consideration of the mutual promises and covenants set forth herein, and for and in consideration of the following payments and other consideration, OPTIONOR grants to OPTIONEE the exclusive and irrevocable option to purchase all of its right, title and interest in and to the Leases, the Claims and any additional claims free and clear of all mortgages, liens, charges, encumbrances, leases, licenses, third party interests or other claims of any nature or kind whatsoever, save and except for those royalties more particularity described in Paragraph 2.4 and 2.8 below.

     2.2 Term. Pursuant to the payment schedule set forth in Paragraph 1.3 below, Optionee shall have the right to obtain an undivided 100% interest in the properties at anytime prior to August 31, 2012.

     2.3 Purchase Price and Payment Schedule. The option price shall be TWO HUNDRED SIXTEEN THOUSAND, SIX HUNDRED FIFTY SEVEN DOLLARS (US$216,657) to be paid as set forth below, plus 600,000 common shares in the capital stock of JKR, plus a work commitment for exploration expenditures in the amount of US$1,500,000, plus a royalty as set forth in 1.4 below.

2.3.1 Optionee shall pay a total of US$216,657 as follows:

2.3.1.1	US$100,000 on or before September __, 2009;

2.3.1.2	Reimburse Optionor US$16,567 on August 31, 2009 for

claim maintenance fees incurred by Optionor;

2.3.1.3	US$100,000 on or before August 31, 2010;

2.3.1.4	Issue to Optionor 600,000 common shares of capital stock

of JKR Gold Resources Inc., (the “JKR shares”) on or before August 31, 2009;

     2.3.1.5 Expend a total of US$1,500,000 in exploration expenditures (“Exploration Expenditures”) on the Properties on or before August 31, 2012, as set forth in Paragraph 1.2 above.

     2.4 Reserved Royalty. Optionor reserves a 1% Net Smelter Return (“NSR”) royalty in the Properties in the event that the option is exercised (the “Aurelio Royalties”). In each case the NSR royalty shall be calculated and paid on the same basis as set forth in the underlying Lease affecting the claims on which production is taking place.

     2.5 Outstanding Royalties. Optionee acknowledges that the Leases are subject to the following Royalties:

     2.5.1 The Mathewson Royalty. The Mathewson Lease is subject to annual lease payments and an underlying production royalty of 4% net smelter returns in favor of Mathewson (the “Mathewson Royalty”) as more particularly described in Schedule “A”;

     2.5.1.1 Royalty Buy Down on the Mathewson Lease. In the event Optionor exercises the Option in the aforesaid manner, Mathewson covenants and agrees that, from and after the date of exercise of the Option (the “Exercise Date”) and notwithstanding section 5 of the Mathewson Lease, Optionor, as tenant, shall have the sole, exclusive and irrevocable right and option (the “Mathewson Buy Down Option”) to buy down the Production Royalty (as such term is defined in the Mathewson Lease) on gold in favor of Mathewson, as owner, from 4% net smelter returns to 2% net smelter returns on the following terms and conditions:

     2.5.1.1.1 One royalty “point” or 1% net smelter returns (the “First Point”) for US$1,000,000 cash payable on or before the fifth anniversary of the Exercise Date or US$5,000,000 cash payable after the fifth anniversary of the Exercise Date but on or before the tenth anniversary of the Exercise Date; and

     2.5.1.1.2 An additional one royalty “point” or 1% net smelter returns (the “Second Point”) for an additional US$5,000,000 payable on or before the tenth anniversary of the Exercise Date,

     2.5.1.2 Failure to Exercise the Mathewson Royalty Buy Down. If Optionee fails to exercise the Mathewson Buy Down Option in regards to purchasing either the First Point or the Second Point, the Mathewson Buy Down Option shall thereafter lapse and terminate and the original terms of the Mathewson Lease with respect the tenant’s right to buy down the owner’s Production Royalty as set out in section 5 thereof shall again apply to the Mathewson Lease.

     2.5.2 The WFW Royalty. The WFW Lease is subject to annual lease payments and an underlying production royalty of 3% net smelter returns in favor of WFW (the “WFW Royalty”) as more particularly described in Schedule “B”;

     2.5.3 The KM/IC Royalty. The KM/IC Lease is subject to annual lease payments and an underlying production royalty of 4% net smelter returns in favor of KM or its assignees (the “KM/IC Royalty”) as more particularly described in Schedule “C”; and

     2.5.4 The KM/RC Royalty. The KM/RC Lease is subject to annual lease payments and an underlying production royalty of 4% net smelter returns in favor of KM or its assignees (the “KM/RC Royalty”) as more particularly described in Schedule “D”.

2.6	Transfer of Shares. Optionor further acknowledges that:

2.6.1 JKR is a private (non-reporting) issuer, incorporated in the

Province of British Columbia, Canada and that the JKR Shares will be issued to Optionee pursuant to an exemption (the "Exemption") from the registration and prospectus requirements of the applicable securities laws and regulations in Canada (collectively, the "Canadian Legislation") and, as a consequence:

     2.6.1.1.1 Optionor is restricted from using certain of the civil remedies available under the Canadian Legislation;

     2.6.1.1.2 Optionor may not receive information that might otherwise be required to be provided to Optionee under the Canadian Legislation if the Exemption was not being used;

     2.6.1.1.3 Optionee is relieved from certain obligations that would otherwise apply under the Canadian Legislation if the Exemption was not being used;

     2.6.1.1.4 No securities commission or similar regulatory authority has reviewed or passed on the merits of the JKR Shares;

	2.6.1.1.5	There is no government or other insurance covering the
JKR Shares;

	2.6.1.1.6	There are risks associated with the purchase of the JKR
Shares; and

	2.6.1.1.7	There are restrictions on Optionor’s ability to resell

the JKR Shares and it is the responsibility of Aurelio to find out what those restrictions are and to comply with them before selling the JKR Shares;

     2.6.1.1.8 JKR is not a reporting issuer in any province or territory of Canada and, accordingly, any applicable hold periods under the Canadian Legislation may never expire, and the JKR Shares may be subject to restrictions on resale for an indefinite period of time; and

     2.6.1.1.9 The JKR Shares have not been registered under the United States Securities Act of 1933 (the “U.S. Securities Act”) or the securities laws of any state in the United States, Optionee has no obligation or present intention of filing a registration statement under the U.S. Securities Act or any state securities laws in respect of the JKR Shares and that the certificate representing the JRK Shares to be issued to Optionor will bear restrictive legends in accordance with applicable United States federal and state securities laws.

     2.7 Exercise of Option. In the event Optionor exercises the Option in accordance with this Agreement, Optionor shall have earned a 100% undivided legal and beneficial interest in the Properties and Optionee shall forthwith execute and deliver to Optionor such transfers and assignments as shall be effective to transfer and convey to Optionor a 100% undivided legal and beneficial interest in the Properties free and clear of all Encumbrances save and except for the Aurelio Royalties as defined in Paragraph 2.4 above, the KM Royalty, the WFW Royalty, the KM/IC Royalty, the KM/RC Royalty as defined in Paragraphs 2.5.1 through 2.5.4 below, (collectively the “Royalties”). All such transfers and assignments shall be in recordable form.

     2.8 Option Termination. If Optionor fails to make the cash payments, issue the JKR Shares or incur the Exploration Expenditures by the Deadline (or pay the amount equivalent to the amount not expended to Optionor) or within 5 business days following receipt of a written notice of default from Optionee, the Option shall terminate and be of no further force or effect. In the event of any lapse, termination or surrender of the Option, Optionor shall: 2.8.1 Ensure that the Leases and underlying claims are in good standing for a period of not less than six months from the lapse, termination or surrender of the Option; 2.8.2 Ensure that the Leases and underlying claims are in at least the same state concerning environmental and hazardous conditions as they were on the date of this Agreement and that they are free and clear of all Encumbrances that may have been created by Optionor; and 2.8.3 Deliver to Optionee any and all reports, maps, assessment reports and maps, samples, assay results, drill cores, data and other information of any kind whatsoever pertaining to the leases or underlying claims or Optionor’s work thereon which have not been previously delivered to Optionee.

     Notwithstanding the foregoing, Optionor may, at any time during the Option Period in its discretion, elect to release one or more claims from the provisions of this Agreement and the Leases upon written notice to Optionee and the underlying lessor provided that such released claims are in good standing for a period of not less than six months from the date of the notice.

2.9	Representations and Warranties.

2.9.1 Of Optionor. Optionor represents and warrants to Optionee as follows and acknowledges that Optionee is relying upon such representations and warranties in connection with this Agreement:

2.9.1.1 Optionor is the legal and beneficial owner of a 100%

undivided interest and has good and marketable title to the leasehold interest in the Leases, free and clear of all Encumbrances of whatsoever nature or kind, save and except for the Royalties;

     2.9.1.2 Optionor acknowledges that any of the claims from the CVN, RC and IC group whose 2010 claim fee payments were not paid prior to July 1, 2009 as per the underlying Lease, will be reinstated and become part of this Agreement if the claim fees are paid by Optionor prior to August 15, 2009.

     2.9.1.3 The Mathewson Lease, the WFW Lease the IC Lease and the RC Lease are in full force and effect and in good standing in accordance with their respective terms, all lease payments, fees, royalties and taxes payable thereunder are current and up to date and there have been no changes, amendments, alterations or modifications to the Mathewson Lease the WFW Lease, the IC Lease or the RC Lease whatsoever save and except as set out in Schedules “A,”“B”,” “C,” and “D,” respectively, and save and except as modified by the Claim Reduction Notice;

     2.9.1.4 Optionor has the full right and power to sell, assign and transfer the Properties to Optionor as contemplated herein without the prior consent or approval of any third party;

     2.9.1.5 Schedules “A”, “B”, “C”, and “D” hereto set out a true, accurate and complete description of the CVN Claims, the WFW Claims, the IC Claims, and the RC Claims, respectively, which claims have been validly located, tagged, staked, filed and recorded in compliance with all applicable federal, state and local laws and regulations including, but not limited to, the laws of the State of Nevada and federal laws administered by the United States Bureau of Land Management (collectively “Applicable Mining Laws”) as they relate to the location and recording of such mineral claims and are valid and subsisting mineral claims;

     2.9.1.6 Optionor has paid all taxes, fees, charges and other monies and performed all acts and things required to be paid and done under the Leases and Applicable Mining Laws to maintain the CVN Claims, the WFW Claims, the IC Claims, and the RC Claims in good standing in accordance with such Leases and laws, as applicable, until the dates shown in Schedules “A”, “B” ,“C”, and ”D,” respectively, subject to the modifications described in the Claim Reduction Notice;

     2.9.1.7 All activities and operations that have been carried out on the Properties to date have been and are in compliance in all material respects with all Applicable Mining Laws and directives of all governmental authorities, agencies and tribunals having jurisdiction, and Optionor has not received notice of non-compliance from any such authorities, agencies or tribunals;

     2.9.1.8 To the knowledge of Optionor, the Properties are free and clear of any hazardous or toxic material, pollution, or other adverse environmental conditions which may give rise to any environmental liability under any local, state, or federal law, rule or regulation and there is no judicial or administrative proceeding pending and no environmental order has been issued or, to the best of Optionor’s knowledge, information and belief, threatened, concerning possible violation of any environmental laws or environmental orders in respect of the Properties and Optionor has not received notice of non-compliance from any such authorities, agencies or tribunals and is not aware of any circumstances that could give rise to a notice of non-compliance;

     2.9.1.9 To the knowledge of Optionor, all environmental approvals required with respect to activities carried out by Optionor on any part of the lands covered by the Properties have been obtained, are valid and in full force and effect, have been complied with, and there have been and are no proceedings commenced or threatened to revoke or amend any such environmental approvals;

     2.9.1.10 Optionor has not entered into any arrangement or agreement and has not made any commitment in respect of the Leases or the Properties and Optionor is not subject to, nor a party to, any agreement, contract, order, judgment or decree, or any other restriction of any kind or character, which materially adversely affects the Leases or the Properties or which would prevent the consummation of the transactions contemplated by this Agreement;

     2.9.1.11 To the knowledge of Optionor, there is no litigation, proceeding or investigation pending or threatened, against or involving Optionor and affecting the Leases or the Properies before or by any court, governmental department, commission, or agency, which, if adversely determined, would prohibit or frustrate the transactions and covenants contemplated in this Agreement;

     2.9.1.12 Optionor is unaware of any material facts or circumstances which have not been disclosed in this Agreement and which should be disclosed to Optionee in order to prevent the representations and warranties set forth herein from being materially misleading;

     2.9.1.13 Optionor is a corporation duly incorporated, validly subsisting and in good standing under the laws of Nevada and has full corporate power, capacity and authority to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

     2.9.1.14 The entering into this Agreement and the performance by Optionor of its obligations hereunder have been duly authorized by all necessary corporate or other action and this Agreement constitutes a legal, valid and binding obligation of Optionor enforceable against it in accordance with its terms and conditions; and

     2.9.1.15 Neither the execution and delivery of this Agreement, nor the performance of the transactions contemplated hereunder, conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party.

     2.9.2 Of Optionee. Optionee represents and warrants as follows and acknowledges that Optionor is relying upon such representations and warranties in connection with this Agreement:

     2.9.2.1 JKR is a corporation duly incorporated, validly subsisting and in good standing under the laws of the Province of British Columbia;

     2.9.2.2 Newco is a Nevada corporation duly incorporated, validly subsisting and in good standing.

     2.9.2.3 It has full corporate power, capacity and authority to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

     2.9.2.4 Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereunder, conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party; and

     2.9.2.5 The entering into this Agreement and the performance by Optionee of its obligations hereunder have been duly authorized by all necessary corporate action and this Agreement constitutes a legal, valid and binding obligation of Optionee enforceable against it in accordance with its terms and conditions.

     2.9.2.6 As of the date hereof, Optionee has unlimited authorized shares with 11,000,000 shares issued and outstanding, and has allocated 1,000,000 shares subject to options and warrants outstanding as of the date hereof.

GENERAL PROVISIONS

     3.1 Transfer of Option. Optionor may, in its discretion, at any time prior to the exercise of the Option, assign all or any portion of the Option to a publicly traded company without the consent or approval of Optionee. In such event, the JKR Shares acquired by Optionee will be exchanged for an equivalent value of shares in such public entity.

     3.2 Governed By The Laws Of Nevada. This Agreement shall be governed by the laws of Nevada and the federal laws of the United States applicable therein.

     3.3 Time of the Essence. Time is of the essence in this Agreement and the transactions contemplated herein.

     3.4 Counterparts. This Agreement may be executed in two or more counterparts and delivered by facsimile or PDF email attachment, each of which will be deemed to be an original and all of which will constitute one agreement, effective as of the date given above.

     3.5 Notice. Any notice required or permitted hereunder shall be considered effectively given when mailed. All notices or payments to be made hereunder to either party shall be made to such party at its address for notices below:

Optionor:
Aurelio Resource Corporation
12345 West Alameda Parkway, Suite 202
Lakewood, Colorado 80228

Optionee:
JKR Gold Resources Inc.
Suite 610-815 West Hastings Street
Vancouver, B.C. Canada V6C 1B4

     3.6 Merger. The parties hereto agree that the whole agreement between them is embodied in this Agreement and its attached Schedules. The parties hereto are not bound by any agreements, understandings, or conditions other than as set forth herein. Each and every provision hereof shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns. Whenever used, the singular number shall include the plural, the plural the singular and the use of any gender shall include all genders.

     3.7 Conflict with Leases. If the terms of this Exploration Permit with Option to Purchase should conflict with the terms of the Leases, the terms of the Leases shall prevail.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Optionor:

JKR Gold Resources Inc. ____________________ By: _________________ Its: _________________

Optionee:

Aurelio Resource Corporation _____________________ By: __________________ Its: __________________

State of _____________ County of ___________

     I HEREBY CERTIFY that before me the undersigned authority personally appeared
__________________________________
,
_________
of JKR Gold Resources Inc., to me known to the person described in and who executed the foregoing instrument, and severally acknowledge the execution thereof to be their free act and deed as such officer for the uses and purposes therein mentioned, and said instrument is the act and deed of said corporation.

     WITNESS my hand and official seal in the State and County above mentioned this ____ day of
______
, 2009.

__________________________________ Notary Public My commission expires: _______________

(Seal)

State of _____________ County of ___________

     I HEREBY CERTIFY that before me the undersigned authority personally appeared
__________________________________
,
_________
of Aurelio Resource Corporation, to me known to the person described in and who executed the foregoing instrument, and severally acknowledge the execution thereof to be their free act and deed as such officer for the uses and purposes therein mentioned, and said instrument is the act and deed of said corporation.

     WITNESS my hand and official seal in the State and County above mentioned this ____ day of
______
, 2009.

__________________________________ Notary Public

My commission expires: _______________

(Seal)

Acknowledged and Agreed this ___ day of _________ , 2009 By: ________________________ David Mathewson

     The parties acknowledge and agree that Mathewson is being made a party to this Purchase Option Agreement for the sole purpose of providing the covenants and agreements set out in section ___ hereof. The parties further acknowledge that with respect to the Mathewson Lease, the KM/RC Lease and the KM/IC Lease, lessee in each case has conveyed notice (dated June 30, 2009) (“Claim Reduction Notice”) to the respective owners of a reduction in the claims to be included in said leases, reference to said notice being hereby made for all purposes.

State of _____________ County of ___________

     I HEREBY CERTIFY that before me the undersigned authority personally appeared David Mathewson, an individual, to me known to the person described in and who executed the foregoing instrument, and severally acknowledge the execution thereof to be their free act and deed for the uses and purposes therein mentioned.

     WITNESS my hand and official seal in the State and County above mentioned this ____ day of
______
, 2009.

__________________________________ Notary Public My commission expires: _______________

(Seal)

Schedule “A” Description of Mathewson Lease

Mining lease and agreement dated August 25, 2008 (the “Mathewson Lease”) between David Mathewson, as owner (as assigned from KM Exploration, Ltd. by assignment agreement dated February 4, 2009), and C3, as tenant (as assigned from SY Resources Acquisition, Inc. by assignment of mining leases dated September 19, 2008 and ultimately assigned to Aurelio on June 15, 2009), with respect to 172 unpatented lode mining claims (collectively the “CVN Claims”) situated in Sections 4 and 5, Township 30 North, Range 51 East, and Sections 28, 29, 31, 32 and 33, Township 31 North, Range 51 East, in the County of Eureka, State of Nevada as follows:

Claim Name				County Book/Page				BLM Number			Expiry Date

CVN	1 – 14			356	–	PO14 – 027		836897	–	836910	œ

CVN	19	–	32	356	–	PO28 – 041		836911	–	836924	œ

CVN	15	–	18	375	–	P123 – 126		862055	–	862058	œ

CVN	33	–	76	375	–	P127 – 170		862059	–	862102	œ

CVN	77 – 112, 140 –			439	/	217	– 264	931052	–	931099	œ
151

CVN	113 – 139			439	/	265	– 291	931117	–	931143	œ

CVN	151 – 172			484	/	261	- 281	1003113 – 1003133			œ

(a)	The Mathewson Lease contains an area of interest clause under which any claims located by either Mathewson or C3 within the following area of interest shall become subject to the terms and conditions of the Mathewson Lease:

Township 30 North, Range 51 East, MDM

Sections 3 – 5, 8 – 10, 15 (SW ¼ of SW 3 only), 16 and 21 (E ½ only)

Township 13 North, Range 15 East, MDM

Sections 27 – 33 and 34 (W ½ only)

(b) The Mathewson Lease contains the following material terms and conditions:

(i)	the lessee is entitled to the exclusive lease to prospect and explore for, mine, process, sell and dispose of all metallic ores and minerals of every kind, except oil and gas, in, on or under the CVN Claims, together with all rights of way, easements, water and water rights, geothermal water and geothermal resources appertaining to the CVN Claims for a term of 25 years, and so long thereafter as minerals are mined, produced, explored or sold from the CVN Claims, but subject to earlier termination as provided for in the Mathewson Lease;

(ii)	the lessee is required to make annual rental payments on each anniversary of the Mathewson Lease starting at US$30,000 upon signing (paid) and increasing to US$60,000 on the sixth anniversary of the Mathewson Lease and annually thereafter, provided however that every five years the payments shall be increased in proportion to any increase in the consumer price index (all cities) over the prior five year period;

(iii)	the CVN Claims are subject to a production royalty of four (4%) percent of net smelter returns in favour of Mathewson (the “Mathewson Royalty”), provided that the lessee has the sole and exclusive option to buy down the KM Royalty on gold only from 4% to 2% by paying Mathewson a lump sum payment per royalty point (i.e. 1% net smelter returns) of between US$2,000,000 and US$8,000,000 or more depending upon the average price of gold for the 30 days preceding the exercise of the option as more particularly set out in the Mathewson Lease;

(iv)	the lessee is required to pay all claim maintenance fees and file all required filings with the United States Bureau of Land Management and the county or counties in which the CVN Claims are located to maintain the CVN Claims in good standing; and

(v)	the lessee may terminate the Mathewson Lease at any time by written notice to Mathewson.

The claims to be included under the Mathewson Lease have been reduced pursuant to the terms of the Claim Reduction Notice.

Schedule “B” Description of WFW Lease

Mining Lease dated November 30, 2006 (the “WFW Lease”) between WFW Resources, LLC

(“WFW”), as owner, and C3, as lessee, (ultimately assigned to Aurelio on June 15, 2009) with respect to 44 unpatented lode mining claims (collectively the “WFW Claims”) situated in Sections 8, 19, 20, 29 and 30, Township 31 North, Range 51 East, MDM, in the County of Eureka, State of Nevada as follows:

Claim Name		County	Index	BLM Serial Numbers		Expiry Date
		Numbers

WFW	1	Eureka doc #: 207772		NMC 945953		œ
		Book 452, Pg 136

WFW	2	Eureka doc #: 204740		NMC 925939		œ
		Book 436, Pg 103

WFW	3 – 5	Eureka doc #: 207773		NMC 945954	–	œ
		– 207775		945956
		Book 452, Pg 137 –
		139

WFW	6	Eureka doc #: 204741		NMC 925940		œ
		Book 436, Pg 104

WFW	7 – 23	Eureka doc #: 207776 -		NMC 945957	–	œ
		207792		945973
		Book 452, Pg 140 –
		156

WFW	24	Eureka doc #: 204742		NMC 925941		œ
		Book 436, Pg 105

WFW	25 – 44	Eureka doc #: 207793 -		NMC 945974 - 945993		œ
		207812
		Book 452, Pg 157 –
		176

	together with all ores, minerals, surface and mineral rights, and the right to explore for,
mine, and		remove the same, and all.

(a)	The WFW Lease contains the following material terms and conditions:

(i)	the lessee has the right to make geological investigations and surveys, drill, mine, remove, sell and dispose of ores, concentrates, mineral bearing earth and rock and other products from the WFW Claims, together with all surface and water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, for an initial term of 10 years, provided that the term may be extended in five (5) year increments thereafter for a total term of 40 years upon 60 days advance notice for each 5 year renewal term, and for as long as mining operations are conducted on the WFW Claims, but subject to earlier termination as provided for in the WFW Lease;

(ii)	until production is achieved from the WFW Claims, the lessee shall make annual lease payments of $6,000 upon signing (paid), US$12,500 in years 2 through 6, US$17,500 in years 7 through 11 and US$17,500 plus adjustments for the cost of living/inflation for year 11 and all years thereafter;

(iii)	upon commencing production of valuable minerals from the WFW Claims, the lessee shall pay WFW a royalty on production equal to three (3%) percent of net smelter returns, provided that the lessee shall have the right at any time during the term of the WFW Lease to purchase two (2) “points” of WFW’s gold production royalty, each one (1) “points” being equivalent to one (1%) percent of net smelter returns by paying WFW a lump sum payment per “point” of between US$1,500,000 and US$7,000,000 or more depending upon the average price of gold for the 30 days preceding the exercise of the option as more particularly set out in the WFW Lease;

(iv)	the lessee has the option to purchase all claims covered by the WFW Lease for

US$20,000 per claim at any time during the lease period, except that the lessee shall remain obligated to pay WFW the production royalties set out in paragraph (iii) above;

(v) the lessee shall pay all federal claim maintenance fees and filing costs required to maintain the WFW Claims in good standing; and

(vi) the lessee shall have the right to terminate the WFW Lease at its sole discretion at any time upon 60 days advance notice in writing to WFW.

Schedule “C” Description of KM/IC Lease

Mining Lease dated August 25, 2008 (the “KM/IC Lease”) between KM Exploration, Ltd.(“KM”), as owner, and its assignees and SY Resources Acquisition, Inc., as lessee (ultimately assigned to Aurelio on June 15, 2009) with respect to 88 unpatented lode mining claims (collectively the “IC Claims”) situated in Sections 5 and 6, Township 27 North, Range 54 East, and Sections 28-32, Township 28 North, Range 54 East, MDM, in the County of Elko, State of Nevada as follows:

Claim Name		Elko	County	BLM Serial Numbers		Expiry Date
Document Numbers

IC	1-6			NMC	952373-8952378	œ
572104-572109

IC	7-18			NMC	949632-948643	œ
570349-570360

IC	19-26	585241-585248		NMC	972634-972641	œ

IC	27-50			NMC	952379-952402	œ
572110-572133

IC	51-54			NMC	948644-948647	œ
570361-570364

IC	55-70	585249-585264		NMC	972642-972657	œ

IC	71-88			NMC	952403-952420	œ
572134-572151

together with all ores, minerals, surface and mineral rights, and the right to explore for,
mine, and		remove the same, and all.

(a)	The KM/IC Lease contains the following material terms and conditions:

	(i)	the lessee has the right to make geological investigations and surveys, drill, mine, remove, sell and dispose of ores, concentrates, mineral bearing earth and rock and other products from the IC Claims, together with all surface and water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto;

	(ii)	until production is achieved from the IC Claims, the lessee shall make annual lease payments of $20,000 upon signing (paid), US $25,000 on the first anniversary and escalating US$5000 annually thereafter until US$50,000 is required on the sixth anniversary, after which the annual payment remains constant subject to CPI adjustments every 5 years thereafter;

(iii)	upon commencing production of valuable minerals from the IC Claims, the lessee shall pay KM a royalty on production equal to four (4%) percent of net smelter returns, provided that the lessee shall have the right at any time during the term of the KM/IC Lease to purchase two (2) “points” of KM’s gold production royalty, each one (1) “points” being equivalent to one (1%) percent of net smelter returns by paying KM a lump sum payment per “point” of between US$2,000,000 and US$8,000,000 upon the average price of gold for the 30 days preceding the exercise of the option as more particularly set out in the KM/IC Lease; and

(iv)	the lessee shall pay all federal claim maintenance fees and filing costs required to maintain the IC Claims in good standing.

The claims to be included under the KM/IC Lease have been reduced pursuant to the terms of the Claim Reduction Notice.

Schedule “D” Description of KM/RC Lease

Mining Lease dated August 25, 2008 (the “KM/RC Lease”) between KM Exploration, Ltd. and assignees(“KM”), as owner, and its assignees, and SY Resources Acquisition, Inc., as lessee (ultimately assigned to Aurelio on June 15, 2009) with respect to 91 unpatented lode mining claims (collectively the “RC Claims”) situated in Sections 24 and 25, Township 29 North, Range 54 East, MDM, in the County of Elko, State of Nevada as follows;

Claim Name		Elko	County	BLM Serial Numbers		Expiry Date
Document Numbers

RC	1-20			NMC	829209-829228	œ
483537-483556

RC	21-61			NMC	838626-838666	œ
491095-491135

RC	62-91	542251-542280		NMC	909132-909161	œ

together with all ores, minerals, surface and mineral rights, and the right to explore for,
mine, and		remove the same, and all.

(a)	The KM/IC Lease contains the following material terms and conditions:

	(i)	the lessee has the right to make geological investigations and surveys, drill, mine, remove, sell and dispose of ores, concentrates, mineral bearing earth and rock and other products from the IC Claims, together with all surface and water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto;

	(ii)	until production is achieved from the IC Claims, the lessee shall make annual lease payments of $20,000 upon signing (paid), US $25,000 on the first anniversary and escalating US$5000 annually thereafter until US$50,000 is required on the sixth anniversary, after which the annual payment remains constant subject to CPI adjustments every 5 years thereafter;

	(iii)	upon commencing production of valuable minerals from the IC Claims, the lessee shall pay KM a royalty on production equal to four (4%) percent of net smelter returns, provided that the lessee shall have the right at any time during the term of the KM/IC Lease to purchase two (2) “points” of KM’s gold production royalty, each one (1) “points” being equivalent to one (1%) percent of net smelter returns by paying KM a lump sum payment per “point” of between US$2,000,000 and US$8,000,000 upon the average price of gold for the 30 days preceding the exercise of the option as more particularly set out in the KM/IC Lease; and

(iv)	the lessee shall pay all federal claim maintenance fees and filing costs required to maintain the IC Claims in good standing.

The claims to be included under the KM/RC Lease have been reduced pursuant to the terms of the Claim Reduction Notice.